Exhibit 99.3

For Immediate Release

Contact:	Greg Hudgison Manager of Media and Public Relations (706) 644-0528	Patrick A. Reynolds Investor Relations (706) 649-4973

Synovus Names Anthony Chairman, Green President and COO

Blanchard Retires After 36 Years of Leadership

October 18, 2006, Columbus, GA – Synovus (NYSE: SNV), the Columbus, Georgia-based diversified financial services company, today announced that its Board of Directors has elected Richard E. Anthony as Chairman of the Board following James H. Blanchard, who is retiring after 36 years with the company. Anthony currently serves as the CEO of Synovus and previously served as President. The board also promoted Fred L. Green III to President and Chief Operating Officer of Synovus from his previous position of Vice Chairman. As President and COO, Green will continue to oversee the company’s banking operations. These leadership changes are the next steps in the implementation of a long-range succession planning process that began in 1999.

“I am truly honored to assume this additional role as Chairman of the Board from Jimmy Blanchard, who has set such a high standard of leadership for our entire organization,” said Anthony. “As we implement key strategies, leveraging the unique strengths of our organization, we find ourselves positioned better than ever in our history to become the finest financial services company in the world. Fred's proven ability to lead our banking team through significant enhancements to our retail delivery model as well as accelerated growth and diversification in our commercial banking efforts make him the clear choice for a broader leadership position in our company.”

Anthony’s banking career began at AmSouth Bank, N.A. in Birmingham, Alabama in 1971. He served in various roles at AmSouth until leaving his position as Executive Vice President to become President of First Commercial Bancshares, Inc. and Chairman of the Board and CEO of First Commercial Bank in Birmingham in 1985. Anthony joined Synovus in 1992 when the company merged with First Commercial Bancshares. He served as President of Synovus Financial Corp. of Alabama from 1993 to 1995 when he was elected Vice Chairman of the holding company. Anthony was elected President and COO in 2003 and President and CEO in 2005. Anthony also serves as a director of TSYS.

Green began his career in the financial services industry with C&S National Bank in South Carolina. He joined the National Bank of South Carolina (NBSC) as Executive Vice President in 1991. He was named Senior Executive Vice President of NBSC in 1995, the same year NBSC joined the Synovus family of companies. He was named President and CEO of NBSC in 1998, and Chairman in 2001. In 2003, Green was named Vice Chairman of Synovus.

Blanchard began his career with Synovus in June 1970 when he was chosen to lead Columbus Bank and Trust, a position previously held by his father, James W. Blanchard. His tenure as CEO spanned the periods of greatest growth and prosperity in the company’s history. In 1972, under Blanchard’s leadership, CB&T Bancshares, now Synovus, became the first company in Georgia to act on the state legislature’s multi-bank holding company law. In 1983, Blanchard played a key role in CB&T’s creation of Total System Services, Inc. (TSYS) as a separate, publicly-traded company. Total assets for CB&T Bancshares were initially $147 million, and now Synovus has more than $30 billion in assets. The company’s workforce has grown from approximately 200 team members to more than 12,000 team members in nine U.S. states and three continents around the world. Blanchard will continue to serve as a Synovus board member, Chairman of TSYS’ Executive Committee and as a member of the TSYS board.

About Synovus

Synovus (NYSE: SNV) is a diversified financial services holding company with more than $30 billion in assets based in Columbus, GA.  Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: TSS), one of the world’s largest companies for outsourced payment services.  FORTUNE magazine has named Synovus one of “The 100 Best Companies to Work For” in America, and has recognized Synovus in its Hall of Fame for consecutive appearances on the list since its inception in 1998.  In 2005, Synovus also appeared on “America’s Most Admired Companies” list.  See Synovus on the web at www.synovus.com.